EXHIBIT 10.1

Execution Version

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of January 28, 2021, is by and among RUTH’S HOSPITALITY GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”), and the Lenders party hereto.

W I T N E S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of February 2, 2017 (as amended by that certain First Amendment to Credit Agreement dated as of September 18, 2019, as amended by that certain Second Amendment to Credit Agreement dated as of March 27, 2020, as amended by that certain Third Amendment to Credit Agreement dated as of May 7, 2020, as amended by that certain Fourth Amendment to Credit Agreement dated as of May 18, 2020, as amended by that certain Fifth Amendment to Credit Agreement dated as of October 26, 2020, and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement);

WHEREAS, the Borrower has requested that the Lenders make certain amendments to the Credit Agreement as set forth herein; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO CREDIT AGREEMENT

As of the Sixth Amendment Effective Date (as hereinafter defined), the Credit Agreement is hereby amended in the following respects:

1.1Amendment to the definition of “Applicable Margin”.  The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

CHAR1\1775482v8

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	LIBOR+	Base Rate+
I.	Less than 0.75 to 1.00	0.20%	1.50%	0.50%
II.	Greater than or equal to 0.75 to 1.00, but less than 1.50 1.00	0.25%	1.75%	0.75%
III.	Greater than or equal to 1.50 to 1.00, but less than 2.25 to 1.00	0.30%	2.00%	1.00%
IV.	Greater than or equal to 2.25 to 1.00, but less than 3.00 to 1.00	0.35%	2.25%	1.25%
V.	Greater than or equal to 3.00 to 1.00	0.40%	2.50%	1.50%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 7.1(iv) for the most recently ended Fiscal Quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Second Amendment Effective Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 7.1(iv) for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date.  The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued. Notwithstanding the foregoing, from the Sixth Amendment Effective Date until the Calculation Date with respect to the Fiscal Quarter of the Borrower ending on or about December 26, 2021, the Applicable Margin shall be equal to (i) 3.00% with respect to LIBOR Rate Loans, (ii) 2.00% with respect to Base Rate Loans and (iii) 0.40% with respect to the Commitment Fee, and thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.1(ii), (iii) or (iv) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable

CHAR1\1775482v8

Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, if any, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder for a period of one year following the termination of such Commitments and repayment of such Obligations hereunder.

Notwithstanding the foregoing, with respect to the Fiscal Quarter ending on or about December 26, 2021, for the purposes of calculating Consolidated Leverage Ratio, Consolidated EBITDA shall be determined based on the actual amounts for the applicable four consecutive Fiscal Quarter period (and not, for the avoidance of doubt, the Annualized EBITDA).

1.2Amendment to the definition of “Commitment”.  The definition of “Commitment” in Section 1.1 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, the Commitments of all of the Lenders shall be automatically and permanently reduced pursuant to Section 2.5(c).

1.3Amendment to the definition of “Consolidated Leverage Ratio”.  The definition of “Consolidated Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarter period most recently ended as at such date. Notwithstanding the foregoing, for purposes of calculating the Consolidated Leverage Ratio to determine compliance with Section 8.6(b) as of the end of the Fiscal Quarters ending on or about June 27, 2021, September 26, 2021 and December 26, 2021 Consolidated EBITDA included in clause (ii) above shall be calculated as (x) in the case of the Fiscal Quarter ending on or about June 27, 2021, actual Consolidated EBITDA for such Fiscal Quarter divided by 25%, (y) in the case of the Fiscal Quarter ending on or about September 26, 2021, actual Consolidated EBITDA for the period of two (2) consecutive Fiscal Quarters then ending divided by 50%, and (z) in the case of the Fiscal Quarter ending on or about December 26, 2021, actual Consolidated EBITDA for the period of three (3) consecutive Fiscal Quarters then ending divided by 75% (the “Annualized EBITDA”); provided that for all other purposes of calculating Consolidated Leverage Ratio (including, without limitation, determining access to, or the amounts of, various baskets set forth herein), Consolidated EBITDA included in clause (ii) above shall be determined based on the actual amounts for the applicable four consecutive Fiscal Quarter period (and not, for the avoidance of doubt, the Annualized EBITDA).

1.4Amendment to the definition of “Minimum Scheduled Cash”.  Clause (b) of the definition of “Minimum Scheduled Cash” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) for each month commencing October 2020 through and including June 2021:

October 2020	$44,000,000
November 2020	$44,000,000
December 2020	$53,000,000
January 2021	$50,000,000
February 2021	$50,000,000
March 2021	$50,000,000
April 2021	$40,000,000
May 2021	$40,000,000
June 2021	$40,000,000

1.5Amendment to Section 1.1.  The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Capital Expenditure Basket Amount” has the meaning assigned thereto in Section 8.14.

“Sixth Amendment Effective Date” means January 28, 2021.

1.6Amendment to Section 2.5.  Section 2.5 of the Credit Agreement is hereby amended by inserting the following new clause (c) at the end thereof:

(c)Upon the first day of the second Fiscal Quarter of the 2021 Fiscal Year, the Commitments of all of the Lenders in the aggregate shall be automatically and permanently reduced to $110,000,000.  If after giving effect to any such reduction, the Revolving Credit Outstandings exceed the Commitments at such time, the Borrower shall immediately prepay the Loans in the amount of such excess.

1.7Amendment to Section 6.4. The proviso at the end of Section 6.4 of the Credit Agreement is hereby amended and restated in its entirety to reach as follows:

; provided that, for purposes of this Section 6.4, only from the Sixth Amendment Effective Date until June 30, 2021, the impacts of the existing coronavirus pandemic on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole that have already occurred and were disclosed in writing to the

Administrative Agent and the Lenders prior to the Sixth Amendment Effective Date shall be disregarded for purposes of determining whether a Material Adverse Effect has occurred.

1.8Amendment to Section 7.1(xvii).  Section 7.1(xvii) of the Credit Agreement is hereby amended by replacing the reference to “March 31, 2021” therein with a reference to “June 30, 2021”.

1.9Amendment to Section 8.6(a).  Section 8.6(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)Minimum Consolidated Fixed Charge Coverage Ratio.  The Borrower shall not permit, beginning with the Fiscal Quarter ending on or about June 27, 2021, the ratio of (i) Consolidated EBITDAR minus (a) taxes based on income of the Borrower and its Subsidiaries on a consolidated basis paid in Cash and (b) Consolidated Maintenance Capital Expenditures for any four Fiscal Quarter period to (ii) Consolidated Fixed Charges for any four Fiscal Quarter period (the “Consolidated Fixed Charge Coverage Ratio”) to be less than 1.25:1.00.  Notwithstanding the foregoing, (i) the covenant in this Section 8.6(a) shall not be tested as of the end of the Fiscal Quarters ending on or about June 28, 2020, September 27, 2020, December 27, 2020 and March

CHAR1\1775482v8

28, 2021 (but otherwise shall be deemed to be in effect with respect to each such Fiscal Quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 8.6), (ii) for the Fiscal Quarter ending on or about June 27, 2021, the Consolidated Fixed Charge Coverage Ratio shall be determined for only the single Fiscal Quarter of the Borrower then ended (rather than the period of four (4) consecutive Fiscal Quarters of the Borrower then ended), (iii) for the Fiscal Quarter ending on or about September 26, 2021, the Consolidated Fixed Charge Coverage Ratio shall be determined for only the period of the two (2) consecutive Fiscal Quarters of the Borrower then ended (rather than the period of four (4) consecutive Fiscal Quarters of the Borrower then ended) and (iv) for the Fiscal Quarter ending on or about December 26, 2021, the Consolidated Fixed Charge Coverage Ratio shall be determined for only the period of the three (3) consecutive Fiscal Quarters of the Borrower then ended (rather than the period of four (4) consecutive Fiscal Quarters of the Borrower then ended).

1.10Amendment to Section 8.6(b).  Section 8.6(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)Maximum Consolidated Leverage Ratio.  As of the last day of any Fiscal Quarter ending during the periods specified below, beginning with the Fiscal Quarter ending on or about June 27, 2021, the Borrower shall not permit the Consolidated Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
The last day of the second Fiscal Quarter of the 2021 Fiscal Year	5.00 to 1.00
The last day of the third Fiscal Quarter of the 2021 Fiscal Year	4.50 to 1.00
The last day of the fourth Fiscal Quarter of the 2021 Fiscal Year	4.00 to 1.00
The last day of the first Fiscal Quarter of the 2022 Fiscal Year and thereafter	3.00 to 1.00

Notwithstanding the foregoing, the covenant in this Section 8.6(b) shall not be tested as of the end of the Fiscal Quarters ending on or about June 28, 2020, September 27, 2020, December 27, 2020 and March 28, 2021 (but otherwise shall be deemed to be in effect with respect to each such Fiscal Quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 8.6 (it being understood and agreed that the maximum Consolidated Leverage Ratio for such Fiscal Quarters for such purposes shall be 5.00 to 1.00)).

1.11Amendment to Section 8.6(c).  Section 8.6(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)Minimum Liquidity.  As of the last day of any month ending during the period commencing May 1, 2020 and ending June 30, 2021, permit Liquidity to be less than the Minimum Scheduled Cash.

1.12Amendment to Section 8.14.  The last sentence in Section 8.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

CHAR1\1775482v8

Notwithstanding the foregoing, during the period commencing on the Fifth Amendment Effective Date and ending on the date in which the Borrower demonstrates that the Consolidated Leverage Ratio is less than 2.50:1.00 as determined based on the actual amount of Consolidated EBITDA for the applicable four consecutive Fiscal Quarter period then ended (and not, for the avoidance of doubt, the Annualized EBITDA) as set forth above in this Section 8.14 (the “Capital Expenditure Basket Period”), the Credit Parties and their Subsidiaries may make Consolidated Capital Expenditures (other than Consolidated Maintenance Capital Expenditures) in any Fiscal Quarter (commencing with the Fiscal Quarter ending December 27, 2020) in an amount not to exceed 75% of the amount by which Consolidated EBITDA for the immediately preceding Fiscal Quarter exceeds $7,500,000 (the “Capital Expenditure Basket Amount”); provided that if the Credit Parties and their Subsidiaries do not utilize the entire amount of Consolidated Capital Expenditures permitted in any such Fiscal Quarter, the Credit Parties may carry forward such unutilized amount to increase the aggregate amount of Consolidated Capital Expenditures permitted to be made under this Section 8.14 during the Capital Expenditure Basket Period. Notwithstanding the foregoing, during the 2021 Fiscal Year, the Credit Parties and their Subsidiaries shall not make Consolidated Capital Expenditures (other than Consolidated Maintenance Capital Expenditures) in an excess of $5,000,000 funded with (i) the Capital Expenditure Basket Amount and/or (ii) an amount equal to the net cash proceeds from the sale-leaseback of the owned real property located at 2525 North Federal Highway, Fort Lauderdale, Florida 33305; provided, however, nothing in this Section 8.14 will prohibit the Credit Parties and their Subsidiaries from making Consolidated Maintenance Capital Expenditures after the Sixth Amendment Effective Date.

ARTICLE II

CONDITIONS

2.1Closing Conditions.  This Amendment shall be deemed effective as of the date set forth above (the “Sixth Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a)Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent and the Lenders.

(b)Amendment Fees.  The Administrative Agent shall have received, for the account of each consenting Lender, an amendment fee in an amount equal to 10 basis points on the aggregate amount the Commitment of such Lender as of the Sixth Amendment Effective Date.

(c)Other Fees and Out of Pocket Costs.  The Borrower shall have paid any and all reasonable out-of-pocket costs incurred by the Administrative Agent (including the fees and expenses Moore & Van Allen PLLC as legal counsel to the Administrative Agent), and all other fees and other amounts payable to the Administrative Agent, in each case in connection with the negotiation, preparation, execution and delivery of this Amendment.

CHAR1\1775482v8

ARTICLE III
MISCELLANEOUS

3.1Amended Terms.  On and after the date hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2Representations and Warranties of the Credit Parties.  Each of the Credit Parties represents and warrants as follows:

(a)Each Credit Party has all requisite power and authority and has taken all necessary corporate and other action, to authorize the execution, delivery and performance of this Amendment in accordance with its terms.

(b)This Amendment has been duly executed and delivered by the duly authorized officers of each Credit Party that is a party hereto and constitutes the legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)No consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment.

(d)After giving effect to this Amendment, the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for (i) those which expressly relate to an earlier date and (ii) those that are qualified by materiality or reference to Material Adverse Effect, which are true and correct in all respects).

(e)After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Encumbrances.

(g)Except as specifically provided in this Amendment, the Obligations of the Credit Parties are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3Reaffirmation of Obligations.  Each Credit Party hereby ratifies the Credit Agreement and each other Loan Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and each other Loan Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Loan Documents.

3.4Release.  The Borrower and each of the other Credit Parties hereby releases and forever discharges the Administrative Agent, each Lender, the Issuing Lender, the Swingline Lender and their

CHAR1\1775482v8

respective predecessors, successors, assigns, attorneys and Related Parties (each and every of the foregoing, a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents through the date hereof, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any Lender Party.

3.5Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.6Expenses.  The Borrower agrees to pay all reasonable costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.7Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

3.9GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.10Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.11Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 11.5 and 11.6 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

CHAR1\1775482v8

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:RUTH’S HOSPITALITY GROUP, INC.

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

GUARANTORS:RCSH OPERATIONS, INC.

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

RCSH OPERATIONS, LLC

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

RUTH’S CHRIS STEAK HOUSE BOSTON, LLC

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

RUTH’S CHRIS STEAK HOUSE FRANCHISE, LLC

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

RCSH MANAGEMENT, INC.

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

RHGI GIFTCO, INC.

By: /s/ Kristy Chipman
Name: Kristy Chipman
Title: Chief Financial Officer

CHAR1\1775482v8

AGENT AND LENDERS:WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Administrative Agent,

Swingline Lender, Issuing Lender and Lender

By: /s/ Maureen Malphus
Name: Denise Crouch
Title: Vice President

RUTH’S HOSPITALITY GROUP, INC.

SIXTH AMENDMENT

TD BANK, N.A.,

as Lender

By: /s/ Michael Nursey
Name: Michael Nursey
Title: Director

RUTH’S HOSPITALITY GROUP, INC.

SIXTH AMENDMENT

JPMORGAN CHASE BANK, N.A.,

as Lender

By: /s/ Caroline Eagan
Name: Caroline Eagan
Title: Vice President

RUTH’S HOSPITALITY GROUP, INC.

SIXTH AMENDMENT